Exhibit 99.1

WCI Communities Announces Third Quarter 2014 Results – New Orders Grow by 34%

Bonita Springs, Fla, November 4, 2014 — WCI Communities, Inc. (NYSE: WCIC), a lifestyle community developer and luxury homebuilder, today announced results for its third quarter ended September 30, 2014.

Third Quarter 2014 Highlights and Selected Comparisons to Third Quarter 2013

•	New orders of 172, up 34.4%

•	Contract value of new orders of $84.0 million, up 54.4%

•	Average selling price per new order of $488,000, up 14.8%

•	Deliveries of 146, up 3.5%

•	Backlog units totaling 459, up 40.0%

•	Backlog contract value of $252.3 million, up 63.6%

•	Average selling price in backlog of $550,000, up 17.0%

•	Adjusted gross margin from homes delivered of 28.6%

•	Active selling neighborhood count of 30, up 25.0%

•	Income from operations before income taxes of $4.6 million and earnings per diluted share of $0.12

•	Contract cancellation rate of 6.5%

•	Approximately 10,400 owned and controlled home sites, up 21%

Nine Months Ended September 30, 2014 Highlights and Selected Comparisons to Prior Year

•	New orders of 572, up 37.8%

•	Contract value of new orders of $278.8 million, up 52.1%

•	Average selling price per new order of $487,000, up 10.2%

•	Deliveries of 406, up 18.7%

•	Revenues from homes delivered of $171.3 million, up 18.5%

•	Selling, general and administrative (“SG&A”) expenses as a percentage of Homebuilding revenues improved by 130 basis points

•	Income from operations before income taxes of $15.2 million

Management Comments

Keith Bass, the Company’s President and Chief Executive Officer commented, “The third quarter of 2014 represented another period of solid new order, average selling price and backlog growth for WCI. We continued to execute on our growth strategy, increasing our neighborhood counts, and positioning our future neighborhoods for success. Looking ahead, our fourth quarter is shaping up to be our most robust quarter of the year.” Mr. Bass added, “We remain excited about the favorable demographic and economic fundamentals in Florida and believe we are well positioned to continue to capitalize on these positive trends.”

Third Quarter 2014 Results

New orders during the third quarter of 2014 increased 34.4% to 172 homes and the contract value of new orders was $84.0 million for the third quarter, an increase of 54.4% from the prior year period. The average selling price per unit of new orders was $488,000, representing an increase of 14.8% from the prior year period. Additionally, the active selling neighborhood count at quarter end increased by 25.0% to 30 neighborhoods compared to the end of the third quarter of 2013.

The Company generated total revenues of $89.7 million for the quarter ended September 30, 2014, an increase of $4.2 million, or 4.9%, compared to $85.5 million in the third quarter of 2013. Revenues grew across each business segment compared to the prior year period, with Homebuilding revenues up 2.6%, Real Estate Services revenues up 11.7% and Amenities revenues up 4.8%.

The Company delivered 146 homes in the third quarter, an increase of 5 units, or 3.5% from the prior year period. The average selling price per home delivered during the three months ended September 30, 2014 was $427,000, which was consistent with $429,000 during the three months ended September 30, 2013. Adjusted gross margin from homes delivered, a non-GAAP financial measure, was 28.6% in the third quarter of 2014.

As of September 30, 2014, backlog contract value was $252.3 million, an increase of $98.1 million, or 63.6% from the prior year. The average selling price of backlog units was $550,000, an increase of 17.0% from the prior year. The increase in backlog contract value was due to the varying product mix and new order growth.

For the quarter ended September 30, 2014, income from operations before income taxes was $4.6 million, compared to $1.6 million in the prior year period. Net income attributable to common shareholders was $3.1 million, or $0.12 per diluted share, compared to a net loss of $17.0 million, or $0.71 per diluted share in the prior year period. The third quarter of 2014 included $1.7 million of income tax expense, whereas there was no income tax expense in the prior year period. The third quarter of 2013 included $19.0 million of preferred stock dividends and $5.1 million of expenses related to the early repayment of debt, neither of which recurred in the third quarter of 2014.

Conference Call

As previously announced, the Company will host a conference call to discuss third quarter 2014 results before the market opens on Tuesday, November 4, 2014 at 8:30 a.m. (ET). A slide presentation for the call will be available on the Investors section of the Company’s website at investors.WCICommunities.com. The conference call can be accessed live over the phone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A telephonic replay will be available approximately three hours after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for both the live call and the replay is 13592913. The replay will be available until 11:59 p.m. (ET) on November 18, 2014.

Investors and other interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at investors.WCICommunities.com. The on-line replay will be available for a limited time beginning approximately two hours following the call.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Adjusted gross margin from homes delivered. The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited consolidated financial statements.

About WCI Communities, Inc.

WCI Communities is a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida’s highest growth and largest markets. With a legacy that spans more than 60 years, WCI Communities has an established expertise in developing amenity-rich, lifestyle-oriented master-planned communities, catering to move-up, active adult and second-home buyers. Headquartered in Bonita Springs, Florida, WCI Communities is a fully integrated homebuilder and developer with complementary real estate brokerage and title services businesses.

To learn more about WCI Communities, please visit the Company’s website at www.WCICommunities.com.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. These forward-looking statements include, but are not limited to, statements we make regarding our ability to leverage overhead costs and increase profitability, our expectations with respect to future growth, and market conditions. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. Actual results could differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a slowing or reversal of the recovery of the housing market, either on a national level or in Florida; changing local and economic conditions and the cyclical nature of the housing business; rising levels of unemployment; substantial increases in mortgage interest rates, the unavailability of mortgage financing or changes in tax laws which make home ownership more expensive or less attractive; and poor weather conditions or natural disasters. For more information concerning these and other important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on February 27, 2014 and subsequent filings by the Company. As you read and consider this press release, you should understand that the forward-looking statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those expressed or implied in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

WCI Communities, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2014	December 31, 2013
	(unaudited)
Assets
Cash and cash equivalents	$169,541	$213,352
Restricted cash	12,772	8,911
Notes and accounts receivable	4,747	7,107
Real estate inventories	420,045	280,293
Property and equipment, net	25,226	24,479
Other assets	19,533	18,101
Income taxes receivable	465	77
Deferred tax assets, net of valuation allowances	119,141	125,646
Goodwill	7,520	7,520

Total assets	$778,990	$685,486

Liabilities and Equity
Accounts payable and other liabilities	$69,555	$54,920
Customer deposits	37,198	20,702
Senior notes, including unamortized premium of $1,215 at September 30, 2014	251,215	200,000

Total liabilities	357,968	275,622

WCI Communities, Inc. shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 25,824,734 shares issued and 25,787,999 shares outstanding at September 30, 2014; 25,795,072 shares issued and 25,768,035 shares outstanding at December 31, 2013	258	258
Additional paid-in capital	301,109	298,530
Retained earnings	117,942	108,984
Treasury stock, at cost, 36,735 shares at September 30, 2014 and 27,037 shares at December 31, 2013	(374)	(196)

Total WCI Communities, Inc. shareholders’ equity	418,935	407,576
Noncontrolling interests in consolidated joint ventures	2,087	2,288

Total equity	421,022	409,864

Total liabilities and equity	$778,990	$685,486

WCI Communities, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Homebuilding	$62,381	$60,802	$171,294	$145,054
Real estate services	22,886	20,524	67,848	60,915
Amenities	4,393	4,192	17,257	16,620

Total revenues	89,660	85,518	256,399	222,589

Cost of Sales
Homebuilding	45,937	42,992	124,354	100,621
Real estate services	22,455	19,656	66,041	57,762
Amenities	5,570	5,713	18,465	18,343

Total cost of sales	73,962	68,361	208,860	176,726

Gross margin	15,698	17,157	47,539	45,863

Selling, general and administrative expenses	11,034	10,279	32,026	29,007
Interest expense	191	184	876	1,798
Other income, net	(107)	(29)	(535)	(1,249)
Expenses related to early repayment of debt	—	5,105	—	5,105

	11,118	15,539	32,367	34,661

Income from operations before income taxes	4,580	1,618	15,172	11,202
Income tax (expense) benefit	(1,703)	—	(6,337)	85

Net income	2,877	1,618	8,835	11,287
Net loss attributable to noncontrolling interests	263	340	123	163

Net income attributable to WCI Communities, Inc.	3,140	1,958	8,958	11,450
Preferred stock dividends	—	(18,980)	—	(19,680)

Net income (loss) attributable to common shareholders of WCI Communities, Inc.	$3,140	$(17,022)	$8,958	$(8,230)

Earnings (loss) per share attributable to common shareholders of WCI Communities, Inc.:
Basic	$0.12	$(0.71)	$0.34	$(0.41)

Diluted	$0.12	$(0.71)	$0.34	$(0.41)

Weighted average number of shares of common stock outstanding:
Basic	26,020	24,138	26,018	20,099

Diluted	26,307	24,138	26,272	20,099

WCI Communities, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2014	2013
Operating activities
Net income	$8,835	$11,287
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	619	462
Amortization of debt (premium) discount	(35)	243
Expenses related to early repayment of debt	—	5,105
Depreciation	1,910	1,513
Provision for (recovery of) bad debts	(2)	270
Loss on sale of property and equipment	—	69
Deferred income tax expense	6,720	—
Stock-based and other non-cash long-term incentive compensation expense	2,541	4,312
Changes in assets and liabilities:
Restricted cash	(3,861)	2,883
Notes and accounts receivable	2,362	3,021
Real estate inventories	(141,285)	(94,772)
Other assets	(899)	4,496
Income taxes receivable	(388)	16,750
Accounts payable and other liabilities	(4,974)	1,362
Customer deposits	16,496	7,316

Net cash used in operating activities	(111,961)	(35,683)

Investing activities
Distributions of capital from an unconsolidated joint venture	—	577
Additions to property and equipment	(2,465)	(1,525)

Net cash used in investing activities	(2,465)	(948)

Financing activities
Proceeds from the issuance of common stock, net	—	90,257
Proceeds from the issuance of senior notes	51,250	200,000
Repayment of senior secured term notes	—	(126,250)
Payments of debt issuance costs	(1,116)	(5,597)
Proceeds from the sale of community development district bonds	21,673	—
Payments of community development district obligations	(936)	(338)
Payment of preferred stock dividend	—	(700)
Purchases of treasury stock	(178)	—
Distribution to noncontrolling interests	(78)	—

Net cash provided by financing activities	70,615	157,372

Net increase (decrease) in cash and cash equivalents	(43,811)	120,741
Cash and cash equivalents at the beginning of the period	213,352	81,094

Cash and cash equivalents at the end of the period	$169,541	$201,835

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided information in this press release relating to adjusted gross margin from homes delivered, EBITDA and Adjusted EBITDA (as defined below).

Adjusted Gross Margin from Homes Delivered

We calculate adjusted gross margin from homes delivered by subtracting the gross margin from land and home sites, if any, from Homebuilding gross margin to arrive at gross margin from homes delivered. Adjusted gross margin from homes delivered is calculated by adding asset impairments, if any, and capitalized interest in cost of sales to gross margin from homes delivered. Management uses adjusted gross margin from homes delivered to evaluate operating performance in our Homebuilding segment and make strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions. We believe that adjusted gross margin from homes delivered is relevant and useful to investors and other interested parties for evaluating our comparative operating performance from period to period and among companies within the homebuilding industry as it is reflective of overall profitability during any given reporting period. This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures when evaluating our operating performance. Although other companies in the homebuilding industry report similar information, the methods used by such companies may differ from our methodology and, therefore, may not be comparable. We urge investors and other interested parties to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

The table below reconciles adjusted gross margin from homes delivered to the most directly comparable GAAP financial measure, Homebuilding gross margin, for the periods presented herein.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	($ in thousands)
Homebuilding gross margin	$16,444	$17,810	$46,940	$44,433
Less: gross margin from land and home sites	—	166	—	201

Gross margin from homes delivered	16,444	17,644	46,940	44,232
Add: capitalized interest in cost of sales	1,386	1,317	3,653	2,880

Adjusted gross margin from homes delivered	$17,830	$18,961	$50,593	$47,112

Gross margin from homes delivered as a percentage of revenues from homes delivered	26.4%	29.2%	27.4%	30.6%

Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered	28.6%	31.3%	29.5%	32.6%

EBITDA and Adjusted EBITDA

Adjusted EBITDA measures performance by adjusting net income (loss) attributable to common shareholders of WCI Communities, Inc. to exclude, if any, interest expense, capitalized interest in cost of sales, income taxes, depreciation (‘‘EBITDA’’), preferred stock dividends, income (loss) from discontinued operations, other income, stock-based and other non-cash long-term incentive compensation expense, asset impairments and expenses related to early repayment of debt. We believe that the presentation of Adjusted EBITDA provides useful information to investors and other interested parties regarding our results of operations because it assists those parties and us when analyzing and benchmarking the performance and value of our business. We also believe that Adjusted EBITDA is useful as a measure of comparative operating performance from period to period and among companies in the homebuilding industry as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effects of our capital structure (such as preferred stock dividends and interest expense), asset base (primarily depreciation), items outside of our control (primarily income taxes) and the volatility related to the timing and extent of non-operating activities (such as discontinued operations and asset impairments). Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and income taxes, necessary to operate our business. Adjusted EBITDA and EBITDA should be considered in addition to, and not as substitutes for, net income (loss) in accordance with GAAP as a measure of performance. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our EBITDA-based measures have limitations as analytical tools and, therefore, investors and other interested parties should not consider them in isolation or as substitutes for analyses of our results as reported under GAAP. Some such limitations are:

•	they do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations;

•	they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

•	they do not reflect the interest expense necessary to service our debt; and

•	other companies in our industry may calculate these measures differently than we do, thereby limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA-based measures are not intended to be alternatives to net income (loss), indicators of our operating performance, alternatives to any other measure of performance in conformity with GAAP or alternatives to cash flow provided by (used in) operating activities as measures of liquidity. Investors and other interested parties should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures. Our GAAP-based measures can be found in our unaudited consolidated financial statements in Item 1 of the Quarterly Report on Form 10-Q that we plan to file with the Securities and Exchange Commission on or before November 7, 2014.

The table below reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss) attributable to common shareholders of WCI Communities, Inc., for the periods presented herein.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	($ in thousands)
Net income (loss) attributable to common shareholders of WCI Communities, Inc.	$3,140	$(17,022)	$8,958	$(8,230)
Interest expense	191	184	876	1,798
Capitalized interest in cost of sales (1)	1,386	1,317	3,653	2,880
Income taxes (2)	1,703	—	6,337	(85)
Depreciation	678	505	1,910	1,513

EBITDA	7,098	(15,016)	21,734	(2,124)
Preferred stock dividends (3)	—	18,980	—	19,680
Other income, net (4)	(107)	(29)	(535)	(1,249)
Stock-based and other non-cash long-term incentive compensation expense (5)	856	2,280	2,541	4,312
Expenses related to early repayment of debt (6)	—	5,105	—	5,105

Adjusted EBITDA	$7,847	$11,320	$23,740	$25,724

Adjusted EBITDA margin	8.8%	13.2%	9.3%	11.6%

(1)	Represents capitalized interest expensed in cost of sales on home deliveries and land and home site sales.
(2)	Represents the Company’s income taxes as reported in its unaudited consolidated statements of operations.
(3)	Represents a reduction in net income attributable to WCI Communities, Inc. pertaining to its preferred stock wherein we (i) exchanged 903,825 shares of our common stock (valued at $19.0 million) for 10,000 outstanding shares of our Series A preferred stock during July 2013 and (ii) paid $0.7 million in cash to purchase the one outstanding share of our Series B preferred stock during April 2013. All such shares of preferred stock, which were carried at a nominal value on our consolidated balance sheets, have been cancelled and retired. In accordance with Accounting Standards Codification 260, Earnings Per Share, paragraph 10-S99-2, any difference between the consideration transferred to our preferred stock shareholders and the corresponding book value has been (i) characterized as a preferred stock dividend in the Company’s unaudited consolidated statements of operations during the period that the related transaction was completed and (ii) deducted from net income attributable to WCI Communities, Inc. to arrive at net income (loss) attributable to common shareholders of WCI Communities, Inc.
(4)	Represents the Company’s other income, net as reported in its unaudited consolidated statements of operations.
(5)	Represents expenses recorded in the Company’s unaudited consolidated statements of operations related to its stock-based and other non-cash long-term incentive compensation plans.
(6)	Represents expenses related to early repayment of debt as reported in the Company’s unaudited consolidated statements of operations during the three and nine months ended September 30, 2013, including write-offs of unamortized debt discount and debt issuance costs and a prepayment premium related to our voluntary prepayment during August 2013 of the entire outstanding principal amount of the Company’s Senior Secured Term Notes due 2017.

Investor Relations Contact:

Scott Bowles – ir@wcicommunities.com – (239) 498-8481